For Immediate Release	EXHIBIT 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS HIGHER FIRST QUARTER OPERATING AND NET INCOME

DILUTED E.P.S. OF $0.26 COMPARED WITH $0.16 IN PRIOR-YEAR QUARTER

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2013) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2013. The Company will host an investor conference call on Monday, May 13, 2013, at 11:00 a.m. EDT (see details below) to discuss its first quarter operating results and other topics of interest.

Net income attributable to CWCO stockholders increased 60% to $3,742,003, or $0.26 per diluted share, for the three months ended March 31, 2013, compared with net income attributable to CWCO stockholders of $2,342,666, or $0.16 per diluted share, for the quarter ended March 31, 2012. Net income during the first quarter of 2013 included $1,075,320 in earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, compared with $56,938 in earnings from this affiliate in the prior-year period. The increase in the earnings derived by CWCO from OC-BVI was due to the receipt by OC-BVI during the first quarter of 2013 of approximately $2.0 million from the BVI government under a Court award for water supplied by the Baughers Bay plant on the Island of Tortola.

Total revenues for the quarter ended March 31, 2013 declined slightly to approximately $16.6 million, compared with approximately $16.7 million in the first quarter of 2012.

Retail water revenues decreased 3% to approximately $6.4 million (39% of total revenues) in the most recent quarter, versus approximately $6.6 million (39% of total revenues) for the three months ended March 31, 2012. The reduction in retail revenues resulted from a 5% decrease in the volume of water sold.

Bulk water revenues declined 2% to approximately $9.9 million (60% of total revenues) in the first quarter of 2013, compared with approximately $10.1 million (60% of total revenues) a year earlier, primarily due to a 6% reduction in the total number of gallons of water sold, partially as a result of the expiration of the Lower Valley plant contract.

Services revenues increased to $303,495 for the quarter ended March 31, 2013, compared with $93,381 in the first quarter of 2012, reflecting an increase in the management fees earned from OC-BVI and sales of consumables stock to OC-BVI.

Consolidated gross profit rose 5% to approximately $6.2 million (38% of total revenues), versus approximately $5.9 million (36% of total revenues) in the 2012 quarter. Gross profit on retail revenues was largely unchanged at approximately $3.6 million in the most recent quarter (56% of retail revenues), compared with approximately $3.5 million (54% of retail revenues) for the quarter ended March 31, 2012. Gross profit on bulk revenues increased 11% to approximately $2.7 million (27% of bulk revenues) in the first quarter of 2013, from approximately $2.4 million (24% of bulk revenues) a year earlier. The services segment recorded a negative gross profit of ($9,030) for the three months ended March 31, 2013, compared with a gross profit of $10,703 in the first quarter of 2012.

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Consolidated general and administrative (“G&A”) expenses were relatively unchanged at approximately $3.6 million in the most recent quarter, compared with approximately $3.5 million in the year-earlier quarter. Employee costs increased approximately $89,000 due to base salary increases, directors’ fees rose by approximately $51,000, and project development expenses incurred by the Company’s Mexico affiliate, N.S.C. Agua, S.A. de C.V. (“NSC”) increased by approximately $138,000. These cost increases were partially offset by a decrease of approximately $149,000 in business development expenses not related to NSC.

Interest income decreased 16% to $180,088 for the quarter ended March 31, 2013, versus $215,430 in the first quarter of 2012. Interest expense decreased 65% to $132,425 in the first quarter of 2013, from $383,635 in the year-earlier quarter as a result of the prepayment on March 31, 2012 of the remaining $8.5 million of 7.5% bonds payable and declining principal balances on the remaining bonds payable.

“Despite modest declines in water volumes sold when compared with the prior-year quarter, cost efficiency improvements allowed gross profit margins to improve in both our Retail and Bulk water segments in the first quarter of 2013,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “As a result of the improvement in gross margins and management’s control over general and administrative expenses, our operating income margin increased to 16.0% of total revenues in the first quarter of 2013, compared with 14.5% of total revenues for the same period of last year.”

“In early January 2013, our OC-BVI affiliate received the final $2.0 million settlement payment for the long-standing Baughers Bay dispute over the value of water delivered to the BVI government. This payment added approximately $900,000 to Consolidated Water’s other income during the most recent quarter due to our profit-sharing agreement in OC-BVI and our equity in the earnings of that affiliate.”

“In late April 2013, our newly constructed reverse osmosis desalination plant in Bali, Indonesia began delivering water to a resort customer located in an area on the island experiencing major development of new luxury resort properties,” continued Mr. McTaggart. “This project represents the initial demonstration of our strategy and ability to expand our business model beyond our traditional Caribbean markets. The Bali plant currently has a water production capacity of 250,000 gallons per day, which can be expanded to approximately 1.6 million gallons per day, if needed, in the future. The project includes a 500,000-gallon potable water storage tank, a distribution pipeline and supporting infrastructure.”

“Development work on our 100 million gallon per day desalination plant in Baja California, Mexico continues to move forward at an accelerating pace,” added Mr. McTaggart. “Our current work with our engineering and financial advisors to develop specifications, cost estimates and financing costs will enable us to enter into more detailed contractual discussions with our targeted customers in Mexico and the United States later this year.”

“Our Company’s financial condition continues to be one of the healthiest in our industry,” observed Mr. David W. Sasnett, Chief Financial Officer. “At March 31, 2013, our cash and marketable securities of approximately $44.4 million represented 69% of our current assets of $64.1 million, and our current ratio stood at a healthy 7.4-to-1. Total long-term debt outstanding was only $6.5 million as compared to our stockholders’ equity of more than $137.3 million. On April 30, 2013, we paid a quarterly cash dividend of $0.075 per share for the 16th consecutive quarter. Based on our closing stock price on May 9, 2013 of $9.96 per share, such cash dividend represents an annualized yield of approximately 3.0%. The Company has paid cash dividends to shareholders since 1985.”

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Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Monday, May 13, 2013. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on May 13, 2013. A replay of the conference call will be available one hour after the call through Monday, May 20, 2013 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10028844, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of The Bahamas.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of our products and services in the marketplace, changes in our relationships with the governments of the jurisdictions in which we operate, the outcome of our negotiations with the Cayman government regarding a new retail license agreement, our ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, our ability to develop and operate such projects profitably, and our ability to manage growth and other risks detailed in our periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

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CONSOLIDATED WATER CO. LTD.

 CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$35,861,899	$33,892,655
Marketable securities	8,572,723	8,570,338
Accounts receivable, net	14,257,040	12,516,466
Inventory	1,655,739	1,757,601
Prepaid expenses and other current assets	1,923,150	2,709,185
Current portion of loans receivable	1,828,225	1,812,532
Total current assets	64,098,776	61,258,777

Property, plant and equipment, net	58,429,492	58,993,406
Construction in progress	3,199,525	2,612,800
Inventory, non-current	3,956,007	3,970,241
Loans receivable	8,560,464	9,028,279
Investment in OC-BVI	7,243,166	6,925,346
Intangible assets, net	1,365,286	1,455,015
Goodwill	3,499,037	3,499,037
Other assets	2,799,240	2,706,185
Total assets	$153,150,993	$150,449,086

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$5,852,174	$5,867,456
Dividends payable	1,162,094	1,158,967
Current portion of long term debt	1,677,938	1,647,493
Total current liabilities	8,692,206	8,673,916
Long term debt	4,774,092	5,205,167
Other liabilities	381,130	435,413
Total liabilities	13,847,428	14,314,496
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 29,761 and 30,265 shares, respectively	17,857	18,159
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,633,602 and 14,593,011 shares, respectively	8,780,161	8,755,807
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued or outstanding	-	-
Additional paid-in capital	82,847,809	82,467,421
Retained earnings	45,608,030	42,965,179
Total Consolidated Water Co. Ltd. stockholders' equity	137,253,857	134,206,566
Non-controlling interests	2,049,708	1,928,024
Total equity	139,303,565	136,134,590
Total liabilities and equity	$153,150,993	$150,449,086

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CONSOLIDATED WATER CO. LTD.

 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2013	2012

Retail water revenues	$6,395,012	$6,566,129
Bulk water revenues	9,856,690	10,069,217
Services revenues	303,495	93,381
Total revenues	16,555,197	16,728,727

Cost of retail revenues	2,834,752	3,042,747
Cost of bulk revenues	7,187,413	7,655,453
Cost of services revenues	312,525	82,678
Total cost of revenues	10,334,690	10,780,878
Gross profit	6,220,507	5,947,849
General and administrative expenses	3,568,936	3,514,685
Income from operations	2,651,571	2,433,164

Other income (expense):
Interest income	180,088	215,430
Interest expense	(132,425)	(383,635)
Profit sharing income from OC-BVI	287,459	-
Equity in earnings of OC-BVI	787,861	56,938
Other income	89,133	111,135
Other income (expense), net	1,212,116	(132)
Net income	3,863,687	2,433,032
Income attributable to non-controlling interests	121,684	90,366
Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,742,003	$2,342,666

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.26	$0.16
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.26	$0.16
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,598,096	14,569,883
Diluted earnings per share	14,635,334	14,596,480

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